Exhibit 21

SUBSIDIARIES OF NACCO INDUSTRIES, INC.

     As of the date of the filing with the Securities and Exchange Commission of the Annual Report on Form 10-K to which this is an Exhibit, the subsidiaries of NACCO Industries, Inc. were as follows:

Name	Incorporation

Altoona Services, Inc.	Pennsylvania
Bellaire Corporation	Ohio
The Coteau Properties Company	Ohio
The Falkirk Mining Company	Ohio
Grupo HB/PS, S.A. de C.V.	Mexico
Hamilton Beach/Proctor-Silex, Inc.	Delaware
Hamilton Beach/Proctor-Silex de Mexico, S.A. de C.V.	Mexico
Housewares Holding Company	Delaware
HB-PS Holding Company, Inc.	Delaware
Hyster-Yale Materials Handling, Inc.	Delaware
The Kitchen Collection, Inc.	Delaware
Mississippi Lignite Mining Company	Texas
National Fleet Network Pty Limited	Australia
NACCO Materials Handling Distribution (France) S.A.	France
NACCO Materials Handling Group, Inc.	Delaware
NACCO Materials Handling Group, Ltd.	England
NACCO Materials Handling, B.V	Netherlands
NACCO Materials Handling, S.p.A	Italy
NACCO Materials Handling Limited	England
NMH Holding, B.V	Netherlands
NMHG Australia Holding Pty Ltd	Australia
NMHG Distribution B.V	Netherlands
NMHG Distribution Pty. Limited	Australia
NMHG Holding Co.	Delaware
NMHG Mexico S.A. de C.V.	Mexico
NMHG Oregon, Inc.	Oregon
The North American Coal Corporation	Delaware
North American Coal Royalty Company	Delaware
Oxbow Property Company L.L.C	Louisiana
Powhatan Corporation	Delaware
Proctor Silex de Mexico, S.A. de C.V.	Mexico
Proctor-Silex Canada, Inc.	Ontario (Canada)
Red Hills Property Company L.L.C	Mississippi
Red River Mining Company	Texas
The Sabine Mining Company	Nevada

The Company has omitted the names of its subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” within the meaning of Rule 1-02 contained in Regulation S-X.